Exhibit 10.4

EMPLOYMENT SECURITY AGREEMENT

THIS EMPLOYMENT SECURITY AGREEMENT is entered into effective as of November 4, 2008, between SMURFIT-STONE CONTAINER CORPORATION, a Delaware corporation (the “Company”), and Mack C. Jackson (the “Executive”);

Witnesseth That:

WHEREAS, Executive is employed by the Company, and the Company desires to provide protection to Executive in connection with any change in control of the Company;

WHEREAS, Executive and the Company entered into an Employment Security Agreement effective as of February 9, 2005, and desire to replace such prior agreement as of the date hereof;

NOW, THEREFORE, it is hereby agreed by and between the parties, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, as follows:

1.                                      Payments and Benefits Upon Employment Termination After a Change in Control. If within two (2) years after a Change in Control (all capitalized terms as defined below) or during the Period Pending a Change in Control, (i) Executive’s employment with the Company and its Affiliates is terminated without Cause and for a reason other than death or Disability, or (ii) Executive voluntarily terminates such employment with Good Reason, the Company will, within 30 days (except as otherwise expressly provided) of Executive’s Date of Termination, make the payments and provide the benefits described below.

(a)                                 Cash Payment. The Company will make a lump sum cash payment to Executive equal to two times the Executive’s Annual Compensation.

(b)                                Welfare Benefit Plans. With respect to each Welfare Benefit Plan, for the period beginning on Executive’s Date of Termination and ending on the earlier of (i) two years following Executive’s Date of Termination, or (ii) the date Executive becomes covered by a welfare benefit plan or program maintained by an entity other than the Company or an Affiliate that provides coverage or benefits at least equal, in all respects, to such Welfare Benefit Plan, Executive will continue to participate in such Welfare Benefit Plan on the same basis and at the same cost to Executive as was the case immediately prior to the Change in Control (or, if more favorable to Executive, as was the case at any time thereafter), or, if any benefit or coverage cannot be provided under a Welfare Benefit Plan because of applicable law or contractual provisions, the Company will provide Executive with substantially similar benefits and coverage for such period. The Company and Executive intend that the continued group health benefit plan coverage period provided under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) (so-called “COBRA coverage”) will be concurrent with the continued coverage period provided for in the preceding sentence. Executive shall report to the Company any coverage or benefits actually received by Executive.

(c)                                 Equity Awards. All stock options and restricted stock units granted under the Smurfit-Stone Container Corporation 2004 Long Term Incentive Plan, and any similar or successor stock plan or program, will immediately become fully vested and exercisable upon the Change in Control.

2.                                      Incentive Plans. The Company will make a lump sum cash payment to Executive within 30 days of the end of the year of a “change in control event” within the meaning of Reg. 1.109A-3(a)(5)

with respect to any incentive plan whose performance period has not ended as of a Change in Control. The Change in Control will be treated as the end of any performance period that has not ended as of the Change in Control.

(a)                                 With respect to the Management Incentive Plan or any similar or successor plan (the “MIP”), the Company will pay to Executive an amount determined by pro rating the financial, strategic and performance objectives applicable to Executive under the MIP, based on the number of days in the year prior to the Change in Control.

(b)                                With respect to any long-term incentive plan maintained by the Company (the “LTIP”) the Company will pay to Executive an amount determined by pro rating the financial, strategic and/or performance objectives applicable to Executive under the LTIP, based on the number of days in the performance period prior to the Change in Control.

3.                                      Change in Control. A “Change in Control” of the Company will be deemed to occur as of the first day that any one or more of the following conditions is satisfied:

(a)                                 The “beneficial ownership” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities representing more than 20 percent (20%) of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”) is accumulated, held or acquired by a Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate thereof, any corporation owned, directly or indirectly, by the Company’s stockholders in substantially the same proportions as their ownership of stock of the Company); provided, however that any acquisition from the Company or any acquisition pursuant to a transaction that complies with clauses (i), (ii) and (iii) of paragraph (c) of this Section will not be a Change in Control under this paragraph (a); or

(b)                                Individuals who, as of the date of the Agreement, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or

(c)                                 Consummation by the Company of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets or stock of another entity (a “Business Combination”), in each case, unless immediately following such Business Combination:  (i) more than 60% of the combined voting power of then outstanding voting securities entitled to vote generally in the election of directors of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (the “Parent Corporation”), is represented, directly or indirectly by Company Voting Securities outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Company Voting Securities, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of the combined voting power of the then outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) except to the extent that such ownership of the Company existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)                                Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

However, in no event will a Change in Control be deemed to have occurred, with respect to Executive, if Executive is part of a purchasing group that consummates the Change in Control transaction. Executive will be deemed “part of a purchasing group” for purposes of the preceding sentence if Executive is an equity participant in the purchasing company or group (except:  (i) passive ownership of less than two percent (2%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group that is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing Directors).

4.                                      Other Definitions. For purposes of this Agreement:

(a)                                 “Affiliate” shall mean any entity that is a member of a controlled group of corporations or a group of trades or businesses under common control (each as defined in Code Section 1563), which includes the Company.

(b)                                “Amount Payable Under Any Bonus Plans” shall mean the average of the gross amounts earned by Executive for the three complete fiscal years prior to Executive’s Date of Termination (or, if greater, in the fiscal year prior to the Change in Control) under the MIP, or any similar bonus plan in which Executive participates before or after the date of this Agreement. For purposes of the preceding sentence, if Executive’s number of full fiscal years of participation in the MIP prior to the Change in Control is less than three, the amount under this paragraph shall be calculated as the average of the gross annual amounts earned by Executive over the number of full fiscal years of Executive’s participation in the MIP prior to the Change in Control, or the number of full fiscal years of Executive’s participation in the MIP prior to Executive’s Date of Termination, whichever produces a higher average annual amount.

(c)                                 “Annual Compensation” shall mean the sum of:  (i) Executive’s salary at the greater of Executive’s salary rate in effect on the date of (A) the Change in Control, or (B) Executive’s Date of Termination; and (ii) the Amount Payable Under Any Bonus Plans in which Executive participates.

(d)                                “Employment Termination” shall mean the effective date of: (i) Executive’s voluntary termination of employment with the Company or any Affiliate with Good Reason; or (ii) the termination of Executive’s employment by the Company or any Affiliate without Cause. For purposes of this Agreement, Executive has terminated employment if he has incurred a separation from service within the meaning of Section 409A of the Code and Treasury Regulation §1.409A-1(h).

(e)                                 “Cause” shall mean:  (i) Executive’s fraud or criminal misconduct that materially injures the financial condition or business reputation of the Company or any Affiliate; or (ii)  Executive’s willful and continued failure to substantially perform Executive’s duties with the Company or any Affiliate (other than any such failure resulting from Executive’s incapacity due to physical or mental injury or illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 8(a) hereof) after the Company’s Board of Directors delivers a written demand for substantial performance to Executive, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties. For purposes of clauses (i) and (ii) of this definition: (x) no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company; and (y) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

(f)                                   “Disability” shall be deemed the reason for the termination by the Company of Executive’s employment, if, as a result of Executive’s incapacity due to physical or mental illness, Executive has been absent from the full-time performance of Executive’s duties with the Company for a period of six (6) consecutive months, the Company has given Executive a Notice of Termination for Disability, and, within thirty (30) days after the Company gives such Notice of Termination, Executive has not returned to the full-time performance of Executive’s duties.

(g)                                “Good Reason” shall exist if, without Executive’s express written consent:

(i)                                    Executive’s assigned duties and responsibilities are significantly diminished from the level or extent of such duties and responsibilities prior to the Change in Control including, without limitation, any material diminution of the powers associated with such position, or Executive’s reporting responsibilities, titles or offices, as in effect immediately prior to the Change in Control, are diminished;

(ii)                                 There is a material reduction in Executive’s base salary or Target Bonus Opportunities in effect as of the date of this Agreement (or as of the Change in Control, if greater);

(iii)                              The relocation of Executive’s principal place of employment to a location more than 50 miles from Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations immediately prior to the Change in Control; or

(iv)                             The Company fails to continue in effect any cash or stock-based incentive or bonus plan, welfare benefit plan, or other benefit plan, program or arrangement, unless the aggregate value (as computed by an independent employee benefits consultant selected by the Company) of all such compensation, retirement and benefit plans, programs and arrangements provided to Executive is not materially less than their aggregate value as of the date of this Agreement (or as of the Change in Control, if greater).

Executive shall be required to provide notice to the Company of the existence of any of the foregoing conditions within 60 days of the initial existence of the condition, upon the notice of which the Company shall have a period of 30 days during which it may remedy the condition.

(h)                                “Period Pending a Change in Control” will be deemed to have begun if the event set forth in any one of the following has occurred:

(i)            the Company’s stockholders have approved any transaction described in paragraph 3(c) or (d) above;

(ii)           the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

(iii)          the Company or any Person publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a Change in Control; or

(iv)          the Board adopts a resolution to the effect that, for purposes of this Agreement, the Period Pending a Change in Control has begun.

(i)                                    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(j)                                    “Target Bonus Opportunities” shall mean the aggregate of all bonuses Executive is eligible to earn, at the target level, under the MIP or any similar bonus plan in which Executive participates before or after the date of this Agreement (or as of the Change in Control, if greater) for the period that includes the date of the Change in Control.

(j)                                    “Welfare Benefit Plan” shall mean any welfare benefit plan maintained or contributed to by the Company or any Affiliate, that provides health (including medical and dental), life, accident or disability benefits or insurance, or similar coverage, in which Executive was participating at the date of this Agreement or the time of the Change in Control, whichever is applicable.

5.                                      Limitation on Payments and Benefits. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or Executive’s Employment Termination (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits being hereinafter called “Total Payments”) would be an “excess parachute payment” pursuant to Code Section 280G or any successor or substitute provision of the Code, with the effect that Executive would be liable for the payment of the excise tax described in Code Section 4999 or any successor or substitute provision of the Code, or any interest or penalties are incurred by Executive with respect to such Total Payments (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement or agreement, the cash payments provided in Sections 1 and 2 of this Agreement shall first be reduced, and the non-cash payments and benefits shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax. Notwithstanding the foregoing, no payments or benefits under this Agreement will be reduced unless: (i) the net amount of the Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than (ii) the excess of (A) the net amount of such Total Payments, without reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments), over (B) the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments.

(a)                                 Subject to the provisions of paragraph (b) below, all determinations required to be made under this Section, and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that serves as the Company’s auditors (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from the Company or Executive that there have been Total Payments, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall designate another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive, except as provided in paragraph (b) below.

(b)                                As a result of the uncertainty in the application of Code Section 280G at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Internal Revenue Service (“IRS”) or other agency will claim that an Excise Tax, or a greater Excise Tax, is due, and thus the Company should have made a lesser amount of Total Payment than that determined pursuant to paragraph (a) above. Executive shall notify the Company in writing of any claim by the IRS or other agency that, if successful, would require Executive to pay an Excise Tax or an additional Excise Tax. If the IRS or other agency makes a claim that, if successful, could require Executive to pay an Excise Tax or an additional Excise Tax, the Company shall reduce or further reduce Executive’s payments and benefits in accordance with this Section 5 to the amount necessary to eliminate such Excise Tax or additional Excise Tax. Any reduction will be made by the end of the second calendar year following the Change in Control.

(c)                                 Notwithstanding any provision of this Agreement to the contrary, the parties agree that to the extent Code Section 409A applies to this Agreement, the Agreement shall be timely amended to comply with the requirements of paragraphs (2), (3), and (4) of Code Section 409A(a), as interpreted in guidance issued by the Internal Revenue Service. The parties further agree that this Agreement shall be administered in all respects in accordance with Code Section 409A, and all amounts payable hereunder shall be distributed only in compliance with the requirements of paragraphs (2), (3), and (4) of Code Section 409A(a), including, without limitation, the requirement of Code Section 409A(a)(2)(B)(i), requiring that any distribution of deferred compensation (as defined in Code Section 409A and the regulations thereunder) to a “Specified Employee” paid by reason of separation of service cannot be made before the date which is 6 months after the date of separation (or if earlier, the death of the employee). No distribution under the Agreement which would fail to meet the requirements of paragraphs (2), (3), and (4) of Code Section 409A(a) shall be made.

6.                                      Executive’s Death. If Executive dies after a Change in Control and Employment Termination, but before the complete payment of any amount or benefit required under this Agreement, the Company will pay such amount or benefit to the Executive’s spouse, if living, or to the Executive’s estate.

7.                                      Mitigation and Set-Off. Executive shall not be required to mitigate Executive’s damages by seeking other employment or otherwise. The Company’s obligations under this Agreement shall not be reduced in any way by reason of any compensation or benefits received (or foregone) by Executive from sources other than the Company after Executive’s Employment Termination, or any amounts that might have been received by Executive in other employment had Executive sought such other employment. Executive’s entitlement to benefits and coverage under this Agreement shall continue after, and shall not be affected by, Executive’s obtaining other employment after the Executive’s Date of Termination, provided that any such benefit or coverage shall not be furnished if Executive expressly waives the specific benefit or coverage by giving written notice of waiver to the Company.

8.             Termination Procedures.

(a)                                 Notice of Termination. After a Change in Control, any purported termination of Executive’s employment shall be communicated by a written “Notice of Termination” from one party to the other in accordance with Section 18 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates the specific provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Company’s Board of Directors (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

(b)                                Date of Termination. “Date of Termination,” with respect to any purported termination of Executive’s employment after a Change in Control, will mean (i) if Executive’s employment is terminated for Disability, thirty (30) days after the Company gives Notice of Termination (provided that Executive has not returned to the full-time performance of Executive’s duties during such thirty (30) day period), (ii) if Executive’s employment is terminated due to death, the date of Executive’s death, and (iii) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

9.                                      Settlement of Disputes; Arbitration.

(a)                                 All claims by Executive for payments or benefits under this Agreement shall be directed to and determined by the Company’s Board of Directors (or such committee to which the Board delegates authority under this Section) and shall be in writing. Any denial by the Board (or such committee) of a claim for benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board (or committee) shall afford Executive a reasonable opportunity for a review of the decision denying a claim and shall further allow Executive to appeal the decision within sixty (60) days after the Board (or committee) gives notice that it has denied Executive’s claim.

(b)                                Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in either Chicago, Illinois or St. Louis, Missouri, as specified by Executive, in accordance with the rules of the American Arbitration Association then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, Executive shall be entitled to seek specific performance of Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

10.                                Legal Fees and Expenses. The Company shall pay to Executive all legal fees and expenses incurred by Executive in disputing in good faith any issue hereunder relating to the termination of Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Code Section 4999 to any payment or benefit provided hereunder. The Company shall make such payments within fifteen (15) business days after delivery of

Executive’s written requests for payment accompanied by such evidence of fees and expenses incurred as the Company reasonably may require and no later than the end of the second calendar year following the year in which the expenses were incurred. The parties hereby agree that a court or arbitrator shall have the authority to award such reimbursement, in whole or in part, upon a finding that Executive has proceeded with substantial merit and good faith, provided that any such payment shall be made no later than the end of the second calendar year following the year in which the expenses were incurred.

11.                                Assignment; Successors. This Agreement may not be assigned by the Company without the written consent of Executive but the obligations of the Company under this Agreement shall be the binding legal obligations of any successor to the Company by merger, consolidation or otherwise, and in the event of any business combination or transaction that results in the transfer of substantially all of the assets or business of the Company, the Company will cause the transferee to assume the obligations of the Company under this Agreement. This Agreement may not be assigned by Executive during Executive’s life, and upon Executive’s death will inure to the benefit of Executive’s heirs, legatees and legal representatives of Executive’s estate.

12.                                Interpretation. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Missouri, without regard to the conflict of law principles thereof. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

13.                                Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

14.                                Amendment or Termination. The Company and Executive may amend this Agreement at any time by written agreement. The Company may terminate this Agreement by written notice given to Executive at least two years prior to the effective date of such termination, provided that, if a Change in Control occurs prior to the effective date of such termination, the termination of this Agreement shall not be effective and Executive shall be entitled to the full benefits of this Agreement. Any such amendment or termination shall be made pursuant to a resolution of the Board.

15.                                Indemnification. Following Executive’s Date of Termination, the Company will:  (i) indemnify and hold harmless Executive for all costs, liability and expenses (including reasonable attorneys’ fees) for all acts and omissions of Executive that relate to Executive’s employment with the Company, to the maximum extent permitted by law; and (ii) continue Executive’s coverage under the directors’ and officers’ liability coverage maintained by the Company, as in effect from time to time, to the same extent as other current or former senior executive officers and directors of the Company.

16.                                Financing. Cash payments under this Agreement (not including any payments made from a qualified plan) are general obligations of the Company, and Executive shall have only an unsecured right to payment thereof out of the general assets of the Company. Notwithstanding the foregoing, the Company may, by agreement with one or more trustees the Company selects, create a trust on such terms as the Company shall determine to make payments to Executive in accordance with the terms of this Agreement.

17.                                Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

18.                                Notices. Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) telecopy, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery. Notice to the Company shall be directed to:

Smurfit-Stone Container Corporation

Six Cityplace Drive

Creve Coeur, Missouri  63141

Attention: General Counsel

The Company may change the person and/or address to whom Executive must give notice under this Section by giving Executive written notice of such change, in accordance with the procedures described above. Notices to or with respect to Executive will be directed to Executive, or the executors, personal representatives or distributees of a deceased Executive, or the assignees of Executive, at Executive’s home address on the records of the Company.

19.                                Entire Agreement. This Agreement constitutes the entire understanding of Executive and the Company with respect to the subject matter hereof and supersedes any and all prior understandings written or oral, including but not limited to that certain Employment Security Agreement between Executive and the Company dated as of February 9, 2005.

20.                                No Waiver. No failure or delay on the part of the Company or Executive in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.

21.                                Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

SMURFIT-STONE CONTAINER CORPORATION

	By:	/s/ Patrick J. Moore
Patrick J. Moore

	Its:	Chairman and Chief Executive Officer

EXECUTIVE

/s/ Mack C. Jackson